September 14, 2018

Zane Rowe
Chief Financial Officer
VMWare, Inc.
3401 Hillview Avenue
Palo Alto, VA 94304

       Re: VMWare, Inc.
           Form 10-K for Fiscal Period Ended February 2, 2018
           Filed March 29, 2018
           Form 10-Q for Quarterly Period Ended May 4, 2018
           Filed August 22, 2018
           File No. 001-33622

Dear Mr. Rowe:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services